Exhibit 5.1

[Ephraim Abramson & Co. Letterhead]

June 29, 2007

NUR Macroprinters Ltd.
12 Abba Hillel Silver Street
Lod 71111
Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to NUR Macroprinters Ltd., a corporation organized under the laws of the State of Israel (the “Company”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof. The Registration Statement relates to the resale from time to time by the selling security holders identified therein of up to 90,165,265 ordinary shares of the Company, par value NIS 1.00 per share (the “Ordinary Shares”), including 40,234,771 Ordinary Shares issuable upon exercise of warrants (the “Warrants”) held by the selling security holders (the “Warrant Shares”).

In so acting, we have examined such corporate documents and have made such investigation of matters of fact and law as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, we have relied, without independent investigation, upon statements and certificates or comparable documents of officers and representatives of the Company and upon certificates of public officials. We have considered such questions of Israeli law as we have deemed necessary for the purpose of rendering this opinion.

Based upon the foregoing, we are of the opinion that:

(1)	the Ordinary Shares, when issued, were duly authorized and validly issued, fully paid and non-assessable; and

(2)	the Warrant Shares, when paid for and issued in accordance with the terms and conditions of the Warrants, will be duly authorized, validly issued, fully paid and non-assessable.

We are members of the Bar of the State of Israel and, in rendering our opinion, we do not pass (expressly or by implication) on the laws of any jurisdiction other than the State of Israel. Our opinion relates only to Israeli laws. In addition, we render no opinion in relation to any representation made or given in the Registration Statement.

This opinion is furnished to you solely in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express prior written permission.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the related prospectus. The issuance of such consent does not concede that we are an “expert” for the purposes of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours, /s/ Ephraim Abramson & Co. —————————————— Ephraim Abramson & Co.